Exhibit 4.2

FIFTH SUPPLEMENTAL INDENTURE

THIS FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”), dated as of August 28, 2020, is entered into by and among NEW CAYCO (as successor to Global Indemnity Limited, a Cayman Islands exempted company (“GIL”), as successor to Global Indemnity plc, an Irish public limited company (“GI Ireland”)), a Cayman Islands exempted company (the “Predecessor Company”), GLOBAL INDEMNITY GROUP, LLC (as successor to the Predecessor Company, as successor to GIL, as successor to GI Ireland), a Delaware limited liability company (the “Successor Company”), GBLI HOLDINGS, LLC (formerly known as Global Indemnity Group, Inc., a Delaware corporation), a Delaware limited liability company (“GBLI Holdings”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Original Trustee”), and U.S. BANK NATIONAL ASSOCIATION, as series trustee for the 7.875% Subordinated Notes due 2047 (the “Notes Trustee” and, together with the Original Trustee, the “Trustees” and each, a “Trustee”).

RECITALS

WHEREAS, the Predecessor Company and GBLI Holdings are co-obligors of 7.875% Subordinated Notes due 2047, in the original aggregate principal amount of $130,000,000 (the “Notes”), which were issued under that certain indenture, dated as of August 12, 2015 (the “Base Indenture”), by and between the Predecessor Company and the Original Trustee, as amended by the Officers’ Certificate, dated as of August 12, 2015 (the “Officers’ Certificate”), the First Supplemental Indenture, dated as of November 7, 2016 (the “First Supplemental Indenture”), by and among the Predecessor Company and the Original Trustee, the Second Supplemental Indenture, dated as of March 23, 2017 (the “Second Supplemental Indenture”), by and among the Predecessor Company and the Trustees, the Third Supplemental Indenture, dated as of April 25, 2018 (the “Third Supplemental Indenture”), by and among the Predecessor Company, GBLI Holdings, as co-obligor, and the Trustees, and the Fourth Supplemental Indenture, dated as of August 28, 2020 (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the Officers’ Certificate, the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Indenture”), by and among the Predecessor Company, GIL, GBLI Holdings and the Trustees;

WHEREAS, on August 28, 2020, the Predecessor Company will merge with the Successor Company through a parent-subsidiary merger in accordance with the Companies Law (2020 Revision) of the Cayman Islands (the “Companies Law”) with the Successor Company surviving, pursuant to which the Predecessor Company’s assets and liabilities will be assumed by the Successor Company in accordance with the Companies Law and the applicable merger statute of the State of Delaware (the “GI Delaware Merger”);

WHEREAS, Section 8.01 of the Base Indenture provides, among other things, that the Predecessor Company shall not consolidate with or merge with or into any other person or convey, transfer, sell or lease its properties and assets substantially as an entirety to any person unless (i) such person is an entity organized and existing under the laws of the United States of America, the United Kingdom, Ireland, the Cayman Islands, Bermuda or any country that is a member of the Organisation for Economic Co-operation and Development or the European Union and (ii) such person expressly assumes all of the obligations of the Predecessor Company under the Indenture by supplemental indenture;

WHEREAS, the GI Delaware Merger will constitute a merger of the Predecessor Company into another person under Section 8.01 of the Base Indenture;

WHEREAS, the Predecessor Company has requested that the Trustees enter into this Fifth Supplemental Indenture, and in accordance with Sections 1.02 and 9.03 of the Base Indenture, has delivered an Officers’ Certificate and Opinion of Counsel to the Trustees;

WHEREAS, pursuant to Sections 8.01(b), 9.01(3) and 9.03 of the Base Indenture, the Trustees is authorized to execute and deliver this Fifth Supplemental Indenture;

WHEREAS, each of the Predecessor Company, GBLI Holdings and the Successor Company has been authorized by resolutions of their respective Board of Directors or Board of Managers, as applicable, to enter into this Fifth Supplemental Indenture; and

WHEREAS, the Fifth Supplemental Indenture will not result in a material modification of the Notes for the purposes of the Foreign Account Tax Compliance Act.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto mutually covenant and agree as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01 Definitions.

Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

“Officers’ Certificate” means a certificate signed by any two of the following: the chairman of the board, the chief executive officer, the president, any vice president, any director, the treasurer, an assistant treasurer, the secretary or an assistant secretary of the Company.

ARTICLE TWO

ASSUMPTION BY SUCCESSOR COMPANY

Section 2.01 Representations and Warranties of Successor Company.

The Successor Company represents and warrants to the Trustees as follows:

(a) The Successor Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b) The execution, delivery and performance of this Fifth Supplemental Indenture have been authorized and approved by all necessary corporate action on its part.

Section 2.02 Assumption of Rights and Obligations.

In accordance with Section 8.01 of the Base Indenture, the Successor Company hereby expressly assumes the performance of the obligations of the Predecessor Company under the Indenture and the Notes. Pursuant to Section 8.01(b) of the Base Indenture, the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Predecessor Company under the Indenture, the Securities (as defined in the Base Indenture) and the Notes with the same effect as if the Successor Company had been named as “the Company” in the Indenture, the Securities and the Notes; and thereafter the Predecessor Company shall be discharged from all obligations and covenants under the Indenture, the Securities and the Notes.

ARTICLE THREE

MISCELLANEOUS

Section 3.01 Notices.

Any notice or communication shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile (with a hard copy delivered in person or by mail promptly thereafter) and addressed as follows:

if to the Successor Company:

Global Indemnity Group, LLC

Three Bala Plaza East, Suite 300

Bala Cynwyd, PA 19004

Attention: Chief Financial Officer

Facsimile: (610) 660-8887

if to GBLI Holdings:

GBLI Holdings, LLC

Three Bala Plaza East, Suite 300

Bala Cynwyd, PA 19004

Attention: Chief Financial Officer

Facsimile: (610) 660-8887

if to the Original Trustee:

Wells Fargo Bank, National Association

333 South Grand Avenue, 5th Floor Suite 5A

Los Angeles, California 90071

Attention: Corporate Trust Services-Global Indemnity Administrator

Facsimile: (213) 253-7598

if to the Notes Trustee:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, Minnesota 55107

Attention: Global Corporate Trustee Services

Facsimile: (651) 466-7430

The Successor Company, GBLI Holdings or the Trustees by notice to the other parties hereto may designate additional or different addresses for subsequent notices or communications.

Section 3.02 Effectiveness.

This Fifth Supplemental Indenture shall be deemed to have become effective, and the provisions provided for in this Fifth Supplemental Indenture shall be deemed to have become operative, immediately upon the consummation of the GI Delaware Merger.

Section 3.03 Governing Law; Jury Trial Waiver.

THIS FIFTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS FIFTH SUPPLEMENTAL INDENTURE, THE INDENTURE, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.04 No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders.

None of the Successor Company’s or GBLI Holdings’ directors, officers, employees, incorporators or stockholders, as such, shall have any liability for any of the Successor Company’s or GBLI Holdings’ obligations under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes hereby waives and releases all such liability.

Section 3.05 Multiple Originals.

The parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Fifth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Fifth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fifth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.06 Headings.

The Article and Section headings herein are for convenience only and shall not be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 3.07 Trustees Not Responsible for Recitals.

The recitals contained herein shall be taken as statements of the Predecessor Company, the Successor Company and GBLI Holdings, and the Trustees assumes no responsibility or liability for their correctness. The Trustees makes no representations as to and shall not be responsible or liable for the validity or sufficiency of this Fifth Supplemental Indenture or the obligations of the Successor Company and GBLI Holdings hereunder. The Notes Trustee and the Original Trustee shall not constitute co-trustees of the same trust, and each of the Notes Trustee and the Original Trustee shall be trustee of a trust or trusts under the Indenture separate and apart from any trust or trusts under the Indenture administered by the other trustee. The Notes Trustee shall have no liability for any acts or omissions of the Original Trustee and the Original Trustee shall have no liability for any acts or omissions of the Notes Trustee, and under no circumstances shall anything in this Supplemental Indenture be construed to constitute the Original Trustee as Trustee under the Indenture with respect to the Notes.

Section 3.08 Severability.

If any provision of this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.09 Adoption, Ratification and Confirmation.

This Fifth Supplemental Indenture is hereby executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Fifth Supplemental Indenture forms a part thereof. The Indenture, as amended by this Fifth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed. For the avoidance of doubt, this Fifth Supplemental Indenture is executed and accepted by the Trustees subject to all the terms and conditions set forth in the Indenture, including the rights, powers, privileges, and immunities of the Trustees, with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustees with respect hereto.

Section 3.10 Consent to Jurisdiction and Service.

To the fullest extent permitted by applicable law, each of the Successor Company and GBLI Holdings hereby irrevocably submits to the jurisdiction of any Federal or State court located in the Borough of Manhattan in The City of New York, New York in any suit, action or proceeding based on or arising out of or relating to this Indenture or any Notes and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in any such court. Each of the Successor Company and GBLI Holdings irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in an inconvenient forum. Each of the Successor Company and GBLI Holdings agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Successor Company and GBLI Holdings, as the case may be, and may be enforced in any courts to the jurisdiction of which the Successor Company and GBLI Holdings, as the case may be, is subject by a suit upon such judgment, provided, that service of process is effected upon the Issuer in the manner specified herein or as otherwise permitted by law. To the extent the Successor Company or GBLI Holdings has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, executor or otherwise) with respect to itself or its property, each of the Successor Company and GBLI Holdings hereby irrevocably waives such immunity in respect of its obligations under this Indenture to the extent permitted by law.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, all as of the date first above written.

GLOBAL INDEMNITY GROUP, LLC

By:	/s/ Thomas M. McGeehan
Name: Thomas M. McGeehan
Title: Executive Vice President and Chief Financial Officer

NEW CAYCO

By:	/s/ Thomas M. McGeehan
Name: Thomas M. McGeehan
Title: Director

GBLI HOLDINGS, LLC

By:	/s/ Thomas M. McGeehan
Name: Thomas M. McGeehan
Title: Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Original Trustee

By:	/s/ Maddy Hughes
Name: Maddy Hughes
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION,
as Notes Trustee

By:	/s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President